EXHIBIT 99.1

FLAGSTONE RE PROVIDES ESTIMATE FOR
SECOND QUARTER LOSS ACTIVITY

Company Comments on First Quarter Catastrophes

LUXEMBOURG, Luxembourg – June 30, 2011 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced its preliminary estimates for losses occurring in the second quarter of 2011.  Losses related to the severe weather activity in the United States that occurred in April and May 2011, are expected to be $25-$30 million, net of reinstatement premiums and retrocession. The Company's estimated loss is based on an industry loss of between $15 billion and $20 billion.

In addition, due to updated loss estimates for catastrophes that occurred during the first quarter, the Company expects that its collective loss estimate related to these catastrophes will impact the second quarter by $20-$25 million, net of reinstatement premiums and retrocession.

David Brown, Flagstone CEO commented: “Though only at its midpoint, 2011 is already one of the most unprecedented years for significant global catastrophes the industry has ever seen.  Despite these incidents, there was no material impact on our capital, our renewals in the market have been solid, and our overall capital levels remain strong.”

Flagstone’s loss estimates are based on its proprietary modeling analysis, the assessment of individual treaties and client data, and third-party vendor models.  These estimates may be further refined as additional information is received from cedants and there exists the risk for further revisions.

Flagstone is scheduled to release second quarter 2011 results after the close of trading on Monday, August 1, 2011. Flagstone Management will conduct a conference call and webcast on Tuesday, August 2, 2011, at 9:30am Eastern Time to discuss results.

The teleconference can be accessed by dialing (866) 831-5605 (US callers) or (617) 213-8851 (International callers) and entering the pass code 71992084 approximately 10-15 minutes in advance of the call.  The live, listen-only webcast of the call will be available via the Investor Information section of the Company’s website at www.flagstonere.com

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.com.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Contact:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade:  +352 2 735 1515